OPINION OF COUNSEL
Re:  Rule 24f-2 Notice for The Travelers Variable Life
Insurance Separate Account Four; File No.333-15045

	With regard to the Rule 24f-2 Notice filed by The Travelers Variable Life Insurance Separate Account Four covering variable universal  life insurance contracts, I have
examined   such documents  and  such  law as  I have
considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

	1.The Travelers Insurance Company  is duly  organized
	and existing  under  the laws of the State of Connecticut
	and  has been  duly authorized to do business  and to
	issue variable universal life insurance   contracts  by  the
	Insurance Commissioner of the State of Connecticut.

	2.The Travelers Variable Life Insurance  Separate
	Account Four is  a duly authorized  and validly
	existing separate account established pursuant  to
	Section   38a-433 of  the Connecticut General
	Statutes.

	3.The variable universal   life insurance  contracts
	issued  are  valid, legal and binding  obligations  of  The
	Travelers Insurance Company;       the securities  are
	legally  issued, fully paid and non-assessable.

	4.Assets  of  The Travelers  Variable Life  Insurance
	Separate  Account  Four are not   chargeable  with
	liabilities arising  out of any other business  which The
	Travelers  Insurance  Company   may conduct.

/s/ Kathleen A. McGah
-----------------------------------------------------
Counsel and Assistant Secretary
The Travelers Insurance Company

Dated: February 25, 1998